Exhibit 99.1

    Tel-Instrument Electronics Corp Announces Results for the Second Quarter

    CARLSTADT, N.J.--(BUSINESS WIRE)--Nov. 14, 2006--Tel-Instrument Electronics Corp ("TEL" or the "Company") today announced its consolidated financial results for the three and six month periods ended September 30, 2006.



                         Three Months Ended       Six Months Ended
                            September 30,           September 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Sales                  $2,127,349   3,094,442  $3,892,400   6,245,420
Net Income (Loss)
 Before Taxes            (135,185)     64,884    (589,731)   122,,875
Provision (Benefit)
 For Taxes                (55,207)     28,768    (235,599)     57,611
Net Income (Loss)      $  (82,978)     36,116  $ (354,132)     65,264
Net Income (Loss) Per
 Share, Diluted            ($0.04) $     0.02     ($ 0.15) $     0.03
Weighted Average
 Shares
  Outstanding, Diluted  2,298,631   2,302,015   2,290,381   2,301,083


    As previously reported, the Company is in a transition phase between the conclusion of deliveries under its previous U.S. Navy AN/APM-480 multi-year contract and commencement of deliveries under its new, multi-year U.S. Navy contract to deliver AN/USM-708 CRAFT units. As a result of this interval of reduced deliveries and sales, as well as from continuing weakness in the commercial aviation industry and lower sales in the marine systems division, the revenues were down significantly in the three and six-month periods ended September 30, 2006.

    Although research and development expenditures must remain high, in order to support the large CRAFT and ITATS contract awards, the Company adopted a Profit Improvement Plan in March of this year, which resulted in substantial operating expense reductions for the six months ended September 30, 2006 as compared to the previous fiscal year. Gross margin as a percent of sales also has not improved because of the lower volume of sales and competitive pressures.

    As a consequence of the temporary but significant decline in revenues and gross margin exceeding the reduction in operating costs, operating profits and cash have declined. However, the Company has working capital in excess of $4 million, cash in excess of $1 million, and an unused credit line of $1.75 million, and believes that it has adequate liquidity, resources, and backlog to fund operating plans during the interval, and until deliveries of the AN/USM-708 CRAFT and ITATS commence in calendar 2008.

    The Annual Meeting of Shareholders will be held on December 6, 2006 at the Company's facilities at, 728 Garden Street, Carlstadt, NJ, at 4:00 p.m.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Joseph P. Macaluso, 201-933-1600